Exhibit (h)(20)

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

December 31, 2020

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between State Street Master Funds (the “Trust”) and State Street Bank and Trust Company (“State Street”) dated March 1, 2000, as amended (the “Agreement”). Pursuant to the Agreement, State Street serves as the Transfer Agent for the Trust.

Please be advised that the undersigned Trust has established additional series of the Trust (the “New Portfolios”):

Portfolio	Effective Date
• State Street International Developed Equity Index Portfolio	April 14, 2016
• State Street ESG Liquid Reserves Portfolio	May 17, 2019

We request that you act as the Transfer Agent under the Agreement with respect to the New Portfolios in accordance with the existing fee schedule to the Agreement.

Please also be advised that, pursuant to the Agreement, the undersigned Trusts are providing notice that the following funds have been liquidated and are removed from Annex A:

Portfolio Name	Effective Date
State Street Tax Free Money Market Portfolio	December 15, 2015
State Street Equity 500 Index Portfolio	June 17, 2019

Please let me know if you have any questions.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very Truly Yours,

Accepted:
State Street Master Funds		State Street Bank and Trust Company

By:	/s/ Ellen M. Needham	By:	/s/ James Hill
Name:	Ellen M. Needham, Duly Authorized	Name:	James Hill
Title:	President	Title:	Managing Director

Annex A

State Street Master Funds

State Street ESG Liquid Reserves Portfolio

State Street Money Market Portfolio

State Street U.S. Government Money Market Portfolio

State Street Treasury Money Market Portfolio

State Street Treasury Plus Money Market Portfolio

State Street International Developed Equity Index Portfolio